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                                                                    EXHIBIT 10.1


                     ASSIGNMENT AND ASSUMPTION OF CONTRACTS


            ASSIGNMENT AND ASSUMPTION OF CONTRACTS dated as of June 30, 1999 between Vitamin Shoppe Industries Inc., a New York corporation ("VSI"), and VitaminShoppe.com, Inc., a Delaware corporation ("VitaminShoppe.com").

            1. VSI hereby assigns to VitaminShoppe.com all of its rights under each of the agreements listed on Schedule A annexed hereto, (each a "Contract", and collectively, the "Contracts"), each of which relates to the online business established and operated by VSI prior to the date hereof (the "Internet Business").

            2. VitaminShoppe.com hereby assumes and agrees to pay, perform, discharge and carry out all of the obligations and liabilities of VSI relating to the Internet Business, including without limitation, obligations and liabilities arising under the Contracts (the "Obligations"), but excluding any obligations and liabilities of VSI arising from any breaches or defaults which may have arisen on or prior to the date hereof.

            3. The assumption by VitaminShoppe.com of the Obligations pursuant to this Agreement shall, in all events, be construed so that none of such Obligations shall be expanded, increased, broadened or enlarged as to rights or remedies which third parties would have had against VSI had the assignment and assumption contemplated hereunder not taken place. Nothing contained herein shall be deemed to foreclose VitaminShoppe.com from contesting in good faith VSI's obligations and liabilities to third parties under the Contracts.

            4. VitaminShoppe.com hereby agrees to indemnify, defend and forever hold harmless VSI from any and all loss, cost, damage, expense, demands, liabilities, payments, causes of action, judgments or other claims, including, without limitation, costs and expenses of litigation and attorneys' fees, arising out of, based upon or relating to any of the Obligations assumed by VitaminShoppe.com under this Agreement, but this indemnity is specifically limited to such Obligations.

            5. VSI hereby agrees to indemnify, defend and forever hold harmless VitaminShoppe.com from any and all loss, cost, damage, expense, demands, liabilities, payments, causes of action, judgments or other claims, including, without limitation, costs and expenses of litigation and attorneys' fees, arising out of, based upon or relating to any of the obligations, liabilities or other matters not specifically assumed by VitaminShoppe.com pursuant to this Agreement, including, without limitation, any form of transferee liability imposed or sought to be imposed by operation of law or otherwise in respect of any obligations, liabilities or other matters not specifically assumed by VitaminShoppe.com.
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            6. (a) To the extent that the assignment to VitaminShoppe.com of any
Contract requires the consent of any other party to such Contract, this Agreement shall not constitute an agreement to assign the same if an assignment or attempted assignment would constitute a breach thereof, unless and until such consent is obtained.

               (b) If any such consent has not been obtained as of the date hereof, VSI and VitaminShoppe.com shall use all commercially reasonable efforts after such date to obtain such consents, except to the extent otherwise mutually agreed. VSI shall cooperate with VitaminShoppe.com after the date hereof in any reasonable arrangement (such as subcontracting, sublicensing or subleasing) designed to provide to VitaminShoppe.com the benefits and obligations under the applicable Contracts. VitaminShoppe.com agrees that, so long as VitaminShoppe.com is receiving the benefit of such Contracts, VitaminShoppe.com will perform VSI's obligations thereunder.

               (c) Neither VSI nor VitaminShoppe.com shall be required to pay any fees or other consideration to induce any person whose consent is required for the assignment of any Contract to be assigned hereunder, nor shall any of such Contracts be revised or modified (other than to reflect the substitution of VitaminShoppe.com for VSI ) as a condition of such assignment, without each party's prior written consent, which consent shall not be unreasonably withheld.

            7. Each of the parties hereto shall, without further consideration, execute and deliver to the other such other instruments of transfer or assumption, and take such other action, as the other may reasonably request, or as may be necessary or desirable to further implement the assignment and assumption contemplated hereunder.




                     [Remainder of Page Intentionally Blank]


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      IN WITNESS WHEREOF, VSI and VitaminShoppe.com have caused their respective duly authorized officers to execute this Agreement as of the day and year first above written.

                                   VITAMIN SHOPPE INDUSTRIES INC.



                                   By: ___________________________
                                       Name:
                                       Title:


                                   VITAMINSHOPPE.COM, INC.


                                   By: ___________________________
                                       Name:
                                       Title:
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                                   SCHEDULE A

1. Sponsorship Agreement, dated as of March 11, 1999, between drkoop.com, Inc. and Vitamin Shoppe Industries Inc.

2. Sponsorship Agreement, dated as of September 23, 1998, between Excite, Inc. and Vitamin Shoppe Industries Inc.

3. Sponsorship Agreement, dated as of September 23, 1998, between Excite, Inc. and Vitamin Shoppe Industries Inc. related to the Excite Portion of Netscape.

4. Letter Agreement, dated as of May 24, 1999, between Time Inc. New Media and Vitamin Shoppe Industries Inc. related to the Dr. Siegel website.

5. Letter Agreement, dated as of December 17, 1998, between Time Inc. New Media and Vitamin Shoppe Industries Inc. related to the Dr. Weil website.

6. Advertising Insertion Order, dated November 1, 1998, between Yahoo! Inc. and The Vitamin Shoppe.

7. Distribution Agreement, dated April 12, 1998, between Infoseek Corporation and Vitamin Shoppe Industries Inc., as amended by Amendment No. 1 thereto, dated as of September 29, 1998.

8. Sponsorship and Advertising Agreement, dated as of April 16, 1999, between InteliHealth, Inc. and Vitamin Shoppe Industries Inc.

9. Sponsorship Agreement, dated as of March 31, 1999, between OnHealth Network Company and Vitamin Shoppe Industries Inc.

10. Agreement, dated February 1, 1999, between Virtual Communities, Inc. and Vitamin Shoppe Industries Inc.

11. Merchant Partner Agreement, dated as of April 23, 1999, between Giftpoint.com, Inc. and Vitamin Shoppe Industries Inc.

12. Agreement, dated as of December 17, 1998, between NetGravity, Inc. and The Vitamin Shoppe.

13. Agreement, dated September 25, 1998, between Exodus Communications, Inc. and Vitamin Shoppe Industries Inc.

14. Internet Data Center Services Order Form, dated September 25, 1998, by Exodus Communications, Inc.

15. Agreement for RealNames Services for Key Accounts between Centraal Corporation and Vitamin Shoppe Industries Inc.

16. Partnership Allocation Order, dated February 23, 1999 between San Francisco Pride '99 and The Vitamin Shoppe.

17. Strategic Planning Services Agreement, dated as of April 29, 1999, between Jupiter Communications, L.L.C. and The Vitamin Shoppe.

18. License Agreement, dated as of October 5, 1998 between HealthNotes, Inc. and Vitamin Shoppe Industries Inc.

19. Sublease Agreement, dated as of July 14, 1999 between Yahoo! Inc. and Vitamin Shoppe Industries Inc.